Exhibit 99.1

IMPLANT SCIENCES REPORTS THIRD QUARTER FISCAL 2015

FINANCIAL RESULTS

Wilmington, MA – May 14, 2015 – Implant Sciences Corporation (OTCQB:IMSC), a leading manufacturer of explosives trace detection (ETD) and drugs trace detection solutions for homeland security applications, today announced financial results for the three and nine months ended March 31, 2015.

Revenues for the three months ended March 31, 2015 increased 22.0%, to $3.3 million, from $2.7 million for the comparable prior year period.  Our net loss for the three months ended March 31, 2015 was $5.7 million as compared with a net loss of $4.9 million for the comparable prior year period, an increase of $0.8 million.

Revenues for the nine months ended March 31, 2015 increased 4.2%, to $7.3 million, from $7.0 million for the comparable prior year period.  Our net loss for the nine months ended March 31, 2015 was $17.4 million as compared with a net loss of $15.3 million for the comparable prior year period, an increase of $2.1 million.

Earnings before interest, taxes, depreciation and amortization, stock-based compensation, warrants issued to non-employees and common stock issued to consultants (“Adjusted EBITDA”), which is reconciled to net loss in this press release, was a loss of $2,266,000 in the three months ended March 31, 2015, compared to a loss of $2,299,000 in the comparable prior year period and for the nine months ended March 31, 2015, a loss of $8,109,000 compared to a loss of $6,897,000 in the comparable prior year period.

Dr. William McGann, President and CEO of Implant Sciences, commented, “During the recently concluded quarter, we received notice that the bid protest filed with the General Accountability Office regarding our recent award for 1,170 QS-B220s with the TSA had been denied and the order will now ship according to TSA’s delivery schedule.

In the past few months, we announced the receipt of several significant orders from European countries for aviation security. First and perhaps most notably, we received an order for 75 QS-B220 systems in the Netherlands. Further, we received an order to supply 66 QS-B220 systems to Norway and we also announced an order for 25 QS-B220 systems for a major airport in France.  These systems will be deployed to fulfill the recent European security regulations for screening passengers and checked bags.

Asia has long been a key market for us and during the quarter, we shipped a mix of our QS-H150 and QS-B220 systems to several customers for use in aviation security and critical infrastructure protection.  In the Americas, we received a sizable follow on order for our QS-B220, which systems will be deployed for air cargo screening in the U.S. and an order from a major international airline in Latin America.”

Dr. McGann, continued, “We successfully extended our secured credit agreements with DMRJ Group, LLC and the group of investors represented by BAM Administrative Services, LLC, to March 31, 2016 and have taken several actions to better align our costs with current and future geographic sources. We have taken important steps to broaden the markets we serve, increase our revenue opportunities, and improve our financial stability.”

Details for the three and nine months ended March 31, 2015 follow below.

Three months Ended March 31, 2015 vs. March 31, 2014

Revenues for the three months ended March 31, 2015 were $3,305,000 as compared with $2,708,000 for the comparable prior year period, an increase of $597,000, or 22.0%. The increase in revenue is due primarily to: a 182.6% increase in the number of QS-B220 desktop units sold in the three months ended March 31, 2015, due to increased shipments to European, Latin American and U.S. air cargo screening facilities in the current three month period, offset partially by a 4.0% decrease in the average unit sales prices, which resulted in a 171.4% increase in QS-B220 revenues. The increased revenues achieved on our sales of the QS-B220 were partially offset by a 40.9% decrease in the number of QS-H150 handheld units sold in the three months ended March 31, 2015, compared to the prior period, due to decreased shipments to Mexico, which is partially offset by a 5.6% increase in the average unit sales prices, which resulted in a 37.6% decrease in QS-H150 revenues.  Sales of parts and supplies decreased 1.3% in the three months ended March 31, 2015. Sales of QS-B220 were favorably impacted in the comparable prior period due to the acceptance of the QS-B220 into the “Qualified” section of the TSA’s Air Cargo Screening Technology List and achieving ECAC’s Common Evaluation Process of Security Equipment for airport checkpoint screening of passengers and baggage.

Gross margin for the three months ended March 31, 2015 was $1,176,000 or 35.6% of revenues as compared with $806,000 or 29.8% of revenues for the comparable prior year period. The increase in gross margin as a percent of revenues is primarily due to increased manufacturing overhead absorption due to increased QS-B220 unit volume and a 5.6% increase in the average unit sell price on sales of our QS-H150 units, partially offset by a decrease in the average unit sell price on sales of our QS-B220 units of 4.0% and by a $51,000 increase in stock-based compensation.

Research and development expense for the three months ended March 31, 2015 was $1,347,000 as compared with $1,179,000 for the comparable prior year period, an increase of $168,000 or 14.2%. The increase in research and development expense is due primarily to $110,000 of costs incurred to relocate the San Diego, CA advanced technology office, a $51,000 increase in stock-based compensation, due primarily to the accelerated vesting of certain options issued on July 2, 2014, offset partially by a $9,000 decrease in engineering consulting fees.

Selling, general and administrative expenses for the three months ended March 31, 2015 were $3,318,000 as compared with $2,845,000 for the comparable prior year period, an increase of $473,000, or 16.6%. The increase in selling, general and administrative expenses is due primarily to an increase $489,000 in stock-based compensation, due primarily to additional stock-based compensation expense resulting from the amendments to our former CEO’s existing vested stock options and to the accelerated vesting of certain options issued on July 2, 2014, $274,000 of charges incurred pursuant to our Letter Agreement with Luveti and a $104,000 increase in legal expenses. Partially offsetting these increases are a $222,000 decrease in stock-based compensation expense on non-employee warrants, an $80,000 decrease in variable selling expenses, and a $75,000 decrease in travel expenses.

For the three months ended March 31, 2015, other expense was $2,242,000 as compared with other expense of $1,721,000, for the comparable prior year period, an increase of $521,000. The increase is due to increased interest expense on higher borrowings under our credit facility with DMRJ and our credit facility with BAM.

Our net loss for the three months ended March 31, 2015 was $5,731,000 as compared with a net loss of $4,939,000 for the comparable prior year period, an increase of $792,000, or 16.0%. The increase in the net loss is primarily due to increased operating expenses and an increase in interest expense.

Nine months Ended March 31, 2015 vs. March 31, 2014

Revenues for the nine months ended March 31, 2015 were $7,315,000 as compared with $7,023,000 for the comparable prior year period, an increase of $292,000, or 4.2%. The increase in revenue is due primarily to a 23.3% increase in the number of QS-B220 desktop units sold in the nine months ended March 31, 2015, due to increased shipments to European, Latin American and U.S. air cargo screening facilities in the current nine month period, offset partially by a 4.9% decrease in the average unit sales prices, which resulted in a 17.2% increase in QS-B220 revenue.  The increased revenues achieved on our sales of the QS-B220, were partially offset by a 7.8% decrease in the number of QS-H150 handheld units sold in the nine months ended March 31, 2015, compared to the prior period, due to decreased shipments to Mexico, and a 4.5% decrease in the average unit sales prices, which resulted in an 11.8% decrease in QS-H150 revenues.  Sales of parts and supplies increased 24.7% in the nine months ended March 31, 2015. Sales of QS-B220 were favorably impacted in the comparable prior period due to the acceptance of the QS-B220 into the “Qualified” section of the TSA’s Air Cargo Screening Technology List and achieving ECAC’s Common Evaluation Process of Security Equipment for airport checkpoint screening of passengers and baggage. Competitive market conditions are expected to continue to have a negative impact on our average unit sales prices for the foreseeable future.

Gross margin for the nine months ended March 31, 2015 was $2,158,000 or 29.5% of revenues as compared with $2,189,000 or 31.2% of revenues for the comparable prior year period. The decrease in gross margin as a percent of revenues is primarily the result of a decrease in the average unit sell price on sales of our QS-B220 units and QS-H150 units of 4.9% and 4.5%, respectively and by a $42,000 increase in stock-based compensation, offset partially by increased manufacturing overhead absorption due to increased QS-B220 unit volume.

Research and development expense for the nine months ended March 31, 2015 was $3,919,000 as compared with $3,601,000 for the comparable prior year period, an increase of $318,000 or 8.8%. The increase in research and development expense is due primarily to $110,000 of costs incurred to relocate the San Diego, CA advanced technology office to a $97,000 increase in payroll and related benefit costs, a $95,000 increase in prototype expense and materials, a $33,000 increase in travel expenses incurred in support of our government qualifications and a $47,000 increase in stock-based compensation, due primarily to the accelerated vesting of certain options issued on July 2, 2014, offset partially by a $70,000 decrease in engineering consulting fees.

Selling, general and administrative expenses for the nine months ended March 31, 2015 were $9,188,000 as compared with $8,939,000 for the comparable prior year period, a increase of $249,000, or 2.8%. The increase in selling, general and administrative expenses is due primarily $725,000 increase in payroll and related benefit due to the resignation of our former CEO, $274,000 of charges incurred pursuant to our Letter Agreement with Luveti, a $149,000 increase in legal expenses, and a $46,000 increase in bad debt expenses. Partially offsetting these increases are a $475,000 decrease in stock-based compensation expense on non-employee warrants, a $104,000 decrease in variable selling expenses, a $101,000 decrease in travel expenses, a $96,000 decrease in stock-based compensation, a $74,000 decrease in occupancy costs due to the relocation of our corporate offices in July 2013, a $60,000 decrease in consulting expense and the $41,000 loss on the disposal of machinery and equipment recorded in the prior year period.

For the nine months ended March 31, 2015, other expense was $6,401,000 as compared with other expense of $4,990,000, for the comparable prior year period, an increase of $1,411,000. The increase is due to increased interest expense on higher borrowings under our credit facility with DMRJ and our credit facility with BAM.

Our net loss for the nine months ended March 31, 2015 was $17,350,000 as compared with a net loss of $15,341,000 for the comparable prior year period, an increase of $2,009,000, or 13.1%. The increase in the net loss is primarily due to an increase in interest expense and increased operating expenses, primarily due to costs associated with the resignation of our former CEO.

Company Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, May 14, 2015 at 4:15 PM Eastern time to review financial results for the quarter ended March 31, 2015. Following the Company’s prepared remarks, there will be a Q&A session.  The call can be accessed by dialing: 866-700-6067 within the U.S. or 617-213-8834 outside the U.S. and entering passcode 45591997.  Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.  A replay of the conference call will be available approximately two hours after the call for one month by dialing: 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering passcode 60617341.  The conference call will also be available live over the Internet at the “Webcasts” page of the Investor Relations section of Implant Sciences’ website at www.implantsciences.com.  A replay of the webcast will be available for one month after the call.

About Implant Sciences

Implant Sciences is a leader in developing and manufacturing advanced detection capabilities to counter and eliminate the ever-evolving threats from explosives and drugs. The company's team of dedicated trace detection experts has developed proprietary technologies used in its commercial products, thousands of which have been sold across more than 60 countries worldwide. The company's ETDs have received approvals and certifications from several international regulatory agencies including the TSA in the U.S., ECAC in Europe, CAAC and the Ministry of Public Safety in China, Russia FSB, STAC in France, and the German Ministry of the Interior. It has also received the GSN Homeland Security Award for "Best Explosives Detection Solution" two years in a row (2013 and 2014).  All Implant Sciences products are recognized as Qualified Anti-Terrorism Technologies by the Department of Homeland Security. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and any statements of employees, representatives and partners of Implant Sciences Corporation (the "Company") related thereto contain or may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions.   Such statements are based on management’s current expectations and are subject to significant risks and uncertainties (many of which are beyond the Company’s control) that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that we will be required to repay all of our indebtedness to our secured lenders by March 31, 2016; if we are unable to satisfy our obligations to our secured lenders and to raise additional capital to fund operations, our lenders may seize our assets and our business may fail; we continue to incur substantial operating losses and may never be profitable; our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern; there is no guaranty that the Transportation Security Administration (TSA) or any other U.S. or foreign government and law enforcement agencies or commercial consumers will purchase any of our explosives detection products or that any new products we may develop will be accepted by the TSA or by such other governments, agencies or consumers; economic, political and other risks associated with international sales and operations could adversely affect our sales; liability claims related to our products or our handling of hazardous materials could damage our reputation and have a material adverse effect on our financial results; our business is subject to intense competition; our markets are subject to rapid technology change and our ability to generate revenue and profit will depend on our ability to develop and introduce new products; we may not be able to retain our management and key employees or identify, hire and retain additional personnel as needed; we may not be able to enforce our patent and other intellectual property rights or operate without infringing on the proprietary rights of others; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K, 10-Q and 8-K.  In light of these risks and uncertainties, readers are cautioned that actual results may differ significantly from those described or anticipated in the forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

Contact:

Implant Sciences Corporation

Company Contact:

Robert Liscouski

978-752-1700 x 116

Implant Sciences Corporation Condensed Consolidated Balance Sheets
(In thousands except share and per share amounts)
	March 31,	June 30,
	2015	2014
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,914	$391
Restricted cash and investments	312	312
Accounts receivable-trade, net	1,300	545
Inventories, net	3,336	2,868
Prepaid expenses and other current assets	626	315
Total current assets	7,488	4,431
Property and equipment, net	834	619
Restricted cash and investments	312	312
Other non-current assets	104	117
Total assets	$8,738	$5,479
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Senior secured promissory note – BAM	$20,000	$20,000
Senior secured convertible promissory note	3,184	3,184
Senior secured promissory note – DMRJ	1,000	1,000
Second senior secured convertible promissory note	12,000	12,000
Third senior secured convertible promissory note	12,000	12,000
Line of credit	13,912	2,995
Current maturities of obligations under capital lease	50	45
Accrued expenses	16,105	11,094
Accounts payable	3,060	3,675
Deferred revenue	1,740	483
Total current liabilities	83,051	66,476
Long-term liabilities:
Long-term obligations under capital lease, net of current maturities	27	66
Accrued expenses, net of current	214	-
Deferred revenue, net of current	202	142
Total long-term liabilities	443	208
Total liabilities	83,494	66,684
Commitments and contingencies
Stockholders' deficit:
Common stock; $0.001 par value; 200,000,000 shares authorized; 74,313,665 and 74,303,120 shares issued and outstanding at March 31, 2015 and 63,634,171 and 63,623,626 shares issued and outstanding at June 30, 2014	74	64
Preferred stock; no stated value; 5,000,000 shares authorized
Series G Convertible Preferred Stock, no stated value; 650,000 shares authorized, no shares issued and outstanding at March 31, 2015 and June 30, 2014	-	-
Series H Convertible Preferred Stock; no stated value; 15,000 shares authorized, no shares issued and outstanding	-	-
Series I Convertible Preferred Stock; no stated value; 15,000 shares authorized, no shares issued and outstanding	-	-
Series J Convertible Preferred Stock; no stated value; 6,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	110,629	107,055
Accumulated deficit	(185,236)	(167,886)
Deferred compensation	(153)	(367)
Other comprehensive income	3	2
Treasury stock, 10,545 common shares, at cost	(73)	(73)
Total stockholders' deficit	(74,756)	(61,205)
Total liabilities and stockholders' deficit	$8,738	$5,479

Implant Sciences Corporation Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands except share and per share amounts)
(Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2015	2014	2015	2014
Revenues	$3,305	$2,708	$7,315	$7,023
Cost of revenues	2,129	1,902	5,157	4,834
Gross margin	1,176	806	2,158	2,189
Operating expenses:
Research and development	1,347	1,179	3,919	3,601
Selling, general and administrative	3,318	2,845	9,188	8,939
Total operating expenses	4,665	4,024	13,107	12,540
Loss from operations	(3,489)	(3,218)	(10,949)	(10,351)
Other income (expense), net:
Interest income	1	-	1	1
Interest expense	(2,243)	(1,721)	(6,402)	(4,991)
Total other expense, net	(2,242)	(1,721)	(6,401)	(4,990)
Net loss	(5,731)	(4,939)	(17,350)	(15,341)

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(1)	4	1	3
Other comprehensive (loss) income	(1)	4	1	3
Comprehensive loss	$(5,732)	$(4,935)	$(17,349)	$(15,338)

Net loss per share, basic and diluted	$(0.08)	$(0.08)	$(0.25)	$(0.26)

Weighted average shares used in computing net loss per common share, basic and diluted	72,677,287	61,860,726	69,454,343	59,804,307

Implant Sciences Corporation Consolidated Sales by Product
(In thousands)
(Unaudited)

	For the Three Months Ended March 31, 2015		For the Three Months Ended March 31, 2014
	Amount	Mix	Amount	Mix	Change %
QS-H150	$1,088	32.9%	$1,744	64.4%	(37.6)%
QS-B220	1,989	60.2%	733	27.1%	171.4%
Parts & supplies	228	6.9%	231	8.5%	(1.3)%
Total	$3,305	100.0%	$2,708	100.0%	22.0%

	For the Nine Months Ended March 31, 2015		For the Nine Months Ended March 31, 2014
	Amount	Mix	Amount	Mix	Change %
QS-H150	$2,879	39.4%	$3,266	46.5%	(11.8)%
QS-B220	3,906	53.4%	3,332	47.4%	17.2%
Parts & supplies	530	7.2%	425	6.1%	24.7%
Total	$7,315	100.0%	$7,023	100.0%	4.2%

Implant Sciences Corporation Earnings Before Interest, Taxes, Depreciation and Stock-Based Compensation (“Adjusted EBITDA”)
(In thousands except share and per share amounts)
(Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2015	2014	2015	2014
Net loss	$(5,731)	$(4,939)	$(17,350)	$(15,341)
Interest expense, net	2,242	1,721	6,401	4,990
Income taxes	-	-	-	-
Depreciation	45	40	126	114
Stock-based compensation	1,154	563	2,381	2,388
Warrants issued to non-employees	24	246	265	740
Common stock issued to consultants	-	70	68	212
Adjusted EBITDA (1)	$(2,266)	$(2,299)	$(8,109)	$(6,897)

(1) Adjusted EBITDA is defined as net loss plus interest expense, net of interest income, income taxes, depreciation and amortization, stock-based compensation, fair value of warrants issued to non-employees and the fair value of common stock issued to consultants.  EBITDA is commonly used in the technology industry, and we present Adjusted EBITDA to enhance your understanding of our financial performance.  We use Adjusted EBITDA as an internal performance measurement and believe that it provides investors and analysts with a measure of operating results unaffected by differences in capital structures and capital investment among otherwise comparable companies and improves comparability of results of operations. Management uses this supplemental measure to evaluate performance over a period of time and to analyze underlying trends in the Company's business and to establish operational goals and forecast that are used in allocating resources.  We expect to compute our non-GAAP financial measure, using the same consistent method from quarter to quarter and year to year.

While we believe that Adjusted EBITDA is a useful measure for investors, it is not a measurement presented in accordance with United States generally accepted accounting principles, or GAAP.  You should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations, or any other performance measures calculated in accordance with GAAP.  In addition, Adjusted EBITDA has inherent material limitations as a performance measure.  It does not include interest expense, but because we have borrowed money, interest expense is a necessary element of our costs.  In addition, Adjusted EBITDA does not include depreciation.  Since we have capital assets, depreciation expense is a necessary element of our costs.  Adjusted EBITDA does not include stock-based compensation, which is a necessary element of our costs since we issue stock awards to employees as an important incentive to maximize overall company performance and as a benefit of employment with the company.  Adjusted EBITDA does not include the fair value of warrants issued to non-employees, which is a necessary element of our costs since we have issued warrants to non-employees and as part of our financing strategy. Finally, Adjusted EBITDA does not include the fair value of common stock issued to consultants, which is a necessary element of our costs since we have issued shares of our common stock in lieu of cash payments to consultants we have retained. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.